Exhibit 99.1

FOR IMMEDIATE RELEASE
August 14, 2023

Tandy Leather Factory Reports Second Quarter 2023 Results

FORT WORTH, TEXAS – August 14, 2023 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the second fiscal quarter 2023, ended June 30, 2023.

Second Quarter Highlights:

•	Revenues were $17.5 million, down 5% from 2022
•	Generated operating income of $0.8 million
•	Net income of $0.5 million
•	Gross margins of 62.5%
•	Adjusted EBITDA* of $1.3 million
•	Ended quarter with $10.0 million of cash and cash equivalents

Tandy Leather Factory’s second quarter sales were $17.5 million in 2023, down from $18.4 million in 2022.  First quarter 2023 gross profit was $10.9 million, up from $10.5 million in 2022.  As of March 31, 2023, the Company held $10.0 million of cash and cash equivalents, up from $8.0 million at year end.  The Company held inventory of $37.5 million, down from $38.2 million as of December 31, 2022.  The Company had net basic and diluted net income in the quarter of $0.06 per diluted share, versus a loss of $0.7 in the prior year.  Additional details regarding the Company’s second quarter 2023 results can be found in its Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2023.

Janet Carr, Chief Executive Officer of the Company, said, “In the second quarter we continued to pursue our strategies to increase operating income and cash flow offsetting the ongoing weakening consumer demand.  Despite the expected decline in total sales, we were able to generate $0.8 in operating income, versus a quarterly loss in 2022, and a $2 million increase in cash year to date.  We have continued to successfully manage operating expenses, notably by putting a microscope on store staffing to maximize efficiency of operating and employee hours.  We were also pleased with excellent gross margins in the quarter, although some of those were attributable to non-recurring adjustments made in the quarter.  We believe we are well positioned to further leverage these efficiencies for more profitability when sales begin to rebound.

“We are also very happy to announce the opening in July of our first store in New York City.  Located on Decatur Street in up-and-coming Ridgewood, Queens, this flagship will serve as a prototype for a new category of Tandy retail stores offering expanded makers’ spaces and full product assortments,” Ms. Carr added.

The Company will host an investor presentation online (via Zoom) and by phone on August 16, 2023, at 9:00 am CDT to discuss the Company’s first quarter operating results.  Please note that those wishing to ask questions during the presentation will need to have an audio connection (by device or phone dial-in) in order to do so; questions submitted by text or chat will not be read aloud during the presentation but may be answered privately afterwards.  Investors and other interested participants may attend the presentation on the web or by phone as follows:

Topic: Tandy Leather 2023 Q2 Investor Call
Time: Aug 16, 2023, 9:00 AM Central Time (US and Canada)

Join Zoom Meeting
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Meeting ID: 837 0060 6204
Passcode: 643059

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*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Three months ended June 30, 2023
Net income	$531
Add back:
Depreciation and amortization	291
Interest expense	-
Income tax provision	261
Stock-based compensation	219
Adjusted EBITDA	$1,302

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 103 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.